Exhibit 99.1


     Coors Announces Plan to Add Brewing Capacity to Shenandoah Facility

    GOLDEN, Colo., Aug. 10 /PRNewswire-FirstCall/ -- Coors Brewing Company today announced plans to add brewing capacity to the company's existing beer packaging facility in Elkton, Va., by early 2007. The Virginia plant, which currently has no brewing capability, would then have the ability to brew
6-7 million barrels of beer annually, roughly equaling the facility's current packaging capacity. The expansion will follow the successful completion of detailed engineering studies that the company anticipates completing by the end of 2004.

    Leo Kiely, CBC president and chief executive officer, said, "This is a great day for Coors and for the Commonwealth of Virginia as we take this important step toward making our business more cost-competitive, while improving service to our customers. We plan to invest between $160 million and $190 million over the next three years to build one of the most modern, efficient breweries in the world here in Virginia. This investment will yield annualized cost savings of approximately $25 million through reduced freight and improved efficiency, along with additional one-time financial benefits. This is part of Coors' long-term strategic commitment to reduce our costs by $5 per barrel over the next 4-5 years. This is separate and apart from the $175 million in synergies Molson and Coors have committed to achieve in their pending merger of equals. This new brewery should provide adequate brewing capacity for the company's operations for the foreseeable future. We anticipate that this build-out will achieve significant savings and financial returns, and bring brewing capacity much closer to our important East Coast markets and distributors."

    "The build-out will include two brew lines, fermentation and aging equipment, a new rail spur and several new structures to house controls and related processes.

    "Virginia has been a great place for us to do business and we are very pleased that our long-term growth as a company includes additional investment in and commitment to the Commonwealth," said Kiely.

    "Coors has been an exemplary employer in the Shenandoah Valley for 17 years," said Mark R. Warner, Governor of Virginia. "This expansion project confirms that Virginia is a leader in the food processing and beverage industries. I am pleased that the Commonwealth is playing an active role in making the Elkton site one of Coors' critical U.S. operations."

    Kiely noted that the new Virginia brewery investment would increase Coors' annual capital spending approximately 10-15 percent from 2005 through 2007, versus the $240 million total for 2003.

    Founded in 1873, Coors Brewing Company is the principal subsidiary of Adolph Coors Company, the third-largest U.S. brewer and the world's ninth-largest brewer. The company sells its products in North America, Europe, Latin America, and Asia. In Canada, Coors Light is the country's top-selling light beer. In the United Kingdom, Coors Brewers Limited is the second-largest brewer with the U.K.'s leading brand, Carling. Adolph Coors Company stock trades on the New York Stock Exchange under the symbol RKY. For more information on Adolph Coors Company, visit the company's Web site at www.coors.com.

    Forward-Looking Statements

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "we plan," "would increase," "should provide" and other terms with similar meaning. It also includes financial information and projections regarding anticipated expenditures, benefits and results from the project. Although the Company believes that the assumptions upon which the financial information, projections and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct or that anticipated benefits will be realized. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends, unanticipated expenses, increases in transportation costs and other costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Coors Brewing Company
    -0-                             08/10/2004
    /CONTACT: News Media, Aimee Valdez, +1-303-277-6472, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield,
+1-303-277-6894, all of Coors Brewing Company/
    /Web site:  http://www.coors.com /
    (RKY)

CO:  Coors Brewing Company; Adolph Coors Company
ST:  Colorado, Virginia
IN:  FOD REA
SU:  PDT